March 1, 2010

Ms. Nora Everett, President Principal Funds, Inc. Principal Financial Group Des Moines, IA 50392-2080

Dear Ms. Everett

Principal Management Corporation intends to purchase the following shares (the “Shares”):

	Purchase	Shares
Principal Funds, Inc. -	Amount	Purchased
Principal Capital Appreciation Fund – Class R-1	$10,000	284.495
Principal Capital Appreciation Fund – Class R-2	$10,000	284.495
Principal Capital Appreciation Fund – Class R-3	$10,000	284.495
Principal Capital Appreciation Fund – Class R-4	$10,000	284.495
Principal Capital Appreciation Fund – Class R-5	$10,000	284.495
Equity Income Fund – Class R-1	$10,000	644.330
Equity Income Fund – Class R-2	$10,000	644.330
Equity Income Fund – Class R-3	$10,000	644.330
Equity Income Fund – Class R-4	$10,000	644.330
Equity Income Fund – Class R-5	$10,000	644.330
Income Fund – Class R-1	$10,000	1,078.749
Income Fund – Class R-2	$10,000	1,078.749
Income Fund – Class R-3	$10,000	1,078.749
Income Fund – Class R-4	$10,000	1,078.749
Income Fund – Class R-5	$10,000	1,078.749

Each share of the Principal Capital Appreciation Fund has a par value of $35.15 per share. Each share of the Equity Income Fund has a par value of $15.52 per share. Each share of the Income Fund has a par value of $9.27 per share. In connection with such purchase, Principal Management Corporation represents and warrants that it will purchase such Shares as an investment and not with a view to resell, distribute or redeem.

PRINCIPAL LIFE INSURANCE COMPANY

/s/ Michael D. Roughton

BY
Michael D. Roughton
Vice President and Associate General Counsel